Exhibit 99.d.19.i

AMENDMENT #1 TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT #1 (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated June 20, 2016, by and between Mercer Investment Management, Inc., a Delaware Corporation (the “Advisor”) and Mondrian Investment Partners Limited, a company organized under the laws of England and Wales (the “Sub-Advisor”), is executed as of 4th day of April, 2018.

RECITALS

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an amended and restated Investment Advisory Agreement, dated July 1, 2014, as amended from time to time (the “Advisory Agreement”), with the Mercer Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust's Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Sub-Advisor currently manages an allocated portion of the assets of the Mercer Emerging Markets Equity Fund, a series of the Trust, under the Agreement; and

WHEREAS, the Sub-Advisor and the Advisor intend to amend the Agreement to reflect a change in the fee schedule payable to the Sub-Advisor effective as of the date set forth on Exhibit A hereto; and

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

  Exhibit A of the Agreement, the Fee Schedule, is hereby deleted in its entirety and replaced with Exhibit A to this Amendment, effective as of the date set forth therein:

3.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

Mercer Investment Management, Inc.	Mondrian Investment Partners Limited

By:	/s/ Larry Vasquez	By:	/s/ David Tilles
	Name: Larry Vasquez Title: Vice President		Name: David Tilles Title: Executive Chairman